Exhibit 99.1

InnerWorkings Announces Fourth Quarter and Fiscal 2008 Results

Revenue Increases 45 Percent Over 2007; Six Organic Enterprise Wins in

Fourth Quarter; Updates 2009 Revenue Outlook

Chicago, IL, February 19, 2009 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions to corporate clients, today reported results for the fourth quarter and fiscal year ended December 31, 2008.

Quarterly Highlights:

•	Revenue grew 16 percent compared with the fourth quarter of 2007 to $104.5 million.

•	Quarter-over-quarter enterprise revenue increased 18 percent to $64.9 million.

•	Six organic enterprise clients were added during the quarter.

•	Diluted earnings per share for the quarter were $0.01, including a provision for bad debt of $0.03 per share.

Fiscal Year Highlights:

•	Revenue increased 45 percent over fiscal 2007 to a record $419.0 million.

•	Year-over-year enterprise revenue increased 49 percent to $267.7 million.

•	The number of enterprise clients increased to 143 from 116 during the year.

•	Operating cash flow was $12.6 million, up nearly 60 percent year-over-year.

•	Diluted earnings per share for the year were $0.32.

“In 2008, we made impressive progress on multiple fronts, including achieving numerous enterprise wins and driving organic growth, capturing market share in a shrinking environment for printed and promotional materials, and expanding our footprint to include important new markets, all while reporting record revenues and cash flow,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “That said, the Company’s fourth quarter was significantly impacted by the current economic environment, particularly in December. However, our low-cost, high service business model continues to resonate and gain momentum, while providing a solid and growing base of recurring revenue support for our business in 2009 and beyond.”

Revenue for the Company’s fourth quarter was $104.5 million, an increase of 16 percent compared to revenue of $90.0 million in the fourth quarter of 2007. Unprecedented print and promotional budget cutbacks, combined with an additional $2.3 million of bad debt expense, resulted in operating income of $0.8 million. Fourth quarter net income was $0.3 million, or $0.01 per diluted share, which includes a provision for bad debt of $0.03 per share.

In fiscal 2008, the Company achieved revenue of $419.0 million, an increase of 45 percent compared to revenue of $288.4 million in 2007. Operating income for the full year 2008 was $19.6 million. Absent increases in non-cash depreciation and amortization expense and stock-based compensation expense, 2008 operating income was flat compared to 2007. Actual bad debt expense was $4.1 million in 2008 versus $0.6 million in 2007. Full year net income and diluted earnings per share were $16.0 million and $0.32, respectively.

Additional fourth quarter 2008 financial and operational highlights include the following:

•	For the fourth quarter of 2008, 62 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 38 percent derived from transactional clients.

•	The Company acquired Atlanta-based Origen Partners, which services an impressive client roster, including some of the world’s best-known brands.

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During the fourth quarter of 2008, the Company made additional borrowings under existing bank credit facilities bringing total gross debt to $42.6 million and net debt to $25.4 million as of December 31, 2008.

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The Company has an additional $32.4 million of available liquidity on the bank credit facility and $17.2 million of cash and auction rate securities for a total of $49.6 million of available liquidity.

Outlook

The Company is updating its 2009 revenue guidance to a range of $450 million to $475 million, while maintaining its previously announced 2009 annual earnings per share guidance of $0.35 to $0.39.

“We have been proactive in modifying our business in response to the changing economic landscape, including a 15 percent reduction in non-sales workforce instituted in January,” stated Joseph M. Busky, Chief Financial Officer of InnerWorkings. “We remain vigilant and committed to right-sizing internal capacity to coincide with shifts in demand. At the same time, we will continue to leverage our healthy financial position to plan for the future as we spend wisely to enhance our growth profile.”

Conference Call

A conference call will be broadcast live on Thursday, February 19, 2009, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@inwk.com

Consolidated Statements of Income (Unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2007	2008	2007	2008
Revenue	$288,431,279	$419,016,715	$90,038,334	$104,462,452
Cost of goods sold	215,043,482	314,995,872	66,625,804	77,263,700

Gross profit	73,387,797	104,020,843	$23,412,530	$27,198,752
Operating expenses:
Selling, general, and administrative expenses	47,981,962	79,654,824	14,779,840	24,799,919
Depreciation and amortization	2,215,543	4,760,819	635,728	1,552,915

Income from operations	23,190,292	19,605,200	7,996,962	845,918
Total other income (expense)	2,671,116	6,444,563	648,812	(434,739)

Income before taxes	25,861,408	26,049,763	8,645,774	411,179
Income tax expense	3,357,334	10,096,668	(3,348,063)	100,486

Net income	$22,504,074	$15,953,095	$11,993,837	$310,693

Basic earnings per share	$0.47	$0.34	$0.25	$0.01
Diluted earnings per share	$0.45	$0.32	$0.24	$0.01

Weighted average shares outstanding, basic	47,459,481	47,137,002	47,922,081	45,418,721
Weighted average shares outstanding, diluted	49,964,494	49,141,147	50,307,791	47,114,902

Consolidated Balance Sheet Data (Unaudited)

	December 31, 2007	December 31, 2008
Cash and cash equivalents	$26,716,239	$4,011,855
Marketable securities	17,975,000	—
Accounts receivable, net	77,280,954	73,628,112
Unbilled revenue	12,432,916	27,802,667
Inventories	5,455,083	7,539,870
Prepaid expenses	6,653,493	9,257,086
Other current assets	2,900,546	10,670,209
Total long-term assets	57,418,999	120,912,517

Total assets	$206,833,230	$253,822,316

Accounts payable-trade	$46,017,853	$54,084,430
Total current liabilities	13,222,817	65,854,864
Total long-term liabilities	147,481	144,993
Total stockholders’ equity	147,445,079	133,738,029

Total liabilities and stockholders’ equity	$206,833,230	$253,822,316

Cash Flow Data (Unaudited)

	Years Ended December 31,
	2007	2008
Net cash provided by operating activities	8,046,024	12,619,693
Net cash used in investing and financing activities	(1,942,729)	(35,324,077)

Increase (decrease) in cash and cash equivalents	6,103,295	(22,704,384)
Cash and cash equivalents, beginning of period	20,612,944	26,716,239

Cash and cash equivalents, end of period	$26,716,239	$4,011,855